Exhibit 99.1

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communications simplified.

Park City Group

Third Quarter 2018 Conference Call

May 10, 2018

C O R P O R A T E P A R T I C I P A N T S

Todd Mitchell, Chief Financial Officer

Randall Fields, Co-Founder, President, Chief Executive Officer & Chairman

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ananda Baruah, Loop Capital Markets LLC

Thomas Forte, D.A. Davidson & Co.

Herb Buchninder, Stifel Nicolaus & Co.

P R E S E N T A T I O N

Operator:

Good day, and welcome to the Park City Group Third Quarter 2018 Conference Call. Today's conference is being recorded. At this time, I'd like to turn the conference over to Todd Mitchell. Please go ahead, sir.

Todd Mitchell:

Thank you, Bethany, and good afternoon, everybody. This is Todd Mitchell. Before we begin, I want to read our disclaimer statement. On today's call, we will be referring to today's earnings release, which can be downloaded from the Investor Relations page of the Company's website at parkcitygroup.com.

I also want to remind everybody that this call could contain forward-looking statements about Park City Group, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Park City Group's Management and are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements. Such risks are more fully discussed in the Company's filings with the Securities and Exchange Commission. Information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update the information contained in this conference call.

Moreover, in our earnings release and on this call, we may refer to both GAAP and non-GAAP financial results, including free cash flow, EBITDA, Adjusted EBITDA and adjusted earnings per share, which are non-GAAP terms. We believe these non-GAAP terms are useful measures for the Company primarily because of the significant non-cash charges in our operating statement. Reconciliation of GAAP and non-GAAP results are in the earnings release and on the Investor Relations website.

Now, with that done, I'm going to talk a little bit about the financials for the quarter, and then Randy's going to give you a more qualitative update. Let's specifically talk about the third quarter results.

We had a strong quarter on many fronts. First, we are successfully launching MarketPlace ahead of schedule. Second, we are successfully growing the scale of our compliance network and the scope of our compliance offering. Third, and most importantly we're successfully executing on our converged business plan. Compliance drives the scale of our network of customers, and supply chain and new compliance applications increase the scope of our customer engagements. MarketPlace is driving a virtuous circle reinforcing these activities.

MarketPlace shifts the sales dynamics for our service from mandate to desire, or from fear to greed, as Randy would say. MarketPlace compels a supplier to give us information which we need to provide them with other service while creating a stronger rationale for them to use these services. In a nutshell, MarketPlace makes our platform more attractive for both the buyers and the sellers on our network.

How do we know that this converged business plan is working? Retail and wholesale subs are choosing our compliance services because of the scale of our network. They're excited to be involved in MarketPlace and developing new use cases for the platform all on their own. Suppliers are enrolling for our compliance services and getting compliance faster. MarketPlace is generating incremental revenue for suppliers using the service. We are successfully executing against the objectives of both our HUBs and suppliers at an accelerating rate, and with a growing degree of efficacy. Randy will discuss this all in greater detail in a minute. But let me say, given the accomplishments in the past quarter, our confidence in our long-term prospects has never been greater.

Let me talk a little bit about some of the specifics with regards to the quarter. Revenue, fiscal third quarter revenue was $5.3 million, up 11% from $4.7 million a year ago. This was the second largest revenue quarter for the Company ever, and we saw growth in every line of service. However, the interest in MarketPlace was beyond our expectations, and as result, we had some work to catch up with our customer demand. We made a conscious decision to shift resources to this initiative.

Specifically, we had the Success Team engage their customers on pre-revenue recruitment for MarketPlace, which pushed other revenue opportunities for this team out of the quarter. However, as a result, we now expect MarketPlace to make a meaningful contribution to revenue in the fourth quarter, which is ahead of plan, which, when compounded with revenue from pending deals, gives us a high level of comfort that growth in the fourth quarter will return to our targeted range.

Profitability: fiscal third quarter net income was $457,000, or 9% of revenue, down from $900,000 a year ago. Total operating expenses were $4.8 million in fiscal 3Q, up from $3.8 million a year ago. This year-over-year increase in operating expenses reflects costs related to new product introductions, including commercial scaling of MarketPlace and the expansion of ReposiTrak's compliance capabilities as well as higher overhead associated with scaling our execution capabilities.

By component, cost of services were $1.8 million in fiscal 3Q versus $1.3 million a year ago. This increase year-over-year was largely due to investment in MarketPlace on multiple fronts. First, we rolled out MarketPlace's store ordering platform across one of the major—one of the biggest retailers in the country. This was a major endeavor and required a great deal of organizational focus and resources. Second, we added development resources to improve MarketPlace's user interface and to streamline our supplier onboarding capabilities. This helped us to register nearly 700 suppliers to MarketPlace, up from a handful at the beginning of the year. It supported the addition of nearly 100,000 SKUs to marketplace, up from less than 1,000 at the beginning of the year.

Third, at the request of our customer, we rolled out a MarketPlace use case which we call Speed Retail, which required significant investment to get it up and running. Because of the acceleration in MarketPlace, we now expect cost of service as a percentage of revenue to be up modestly in fiscal 2018 from fiscal 2017, although not to the degree that you saw in the third quarter.

Sales and marketing: sales and marketing expenses were $1.6 million in fiscal 3Q, up from $1.35 million a year ago. Most of this increase year-over-year was due to scaling the Success Team. Sales and marketing expenses were down from fiscal 2Q due to lower variable compensation. We now expect sales and marketing to be flat as a percentage of revenue in fiscal '18 versus fiscal '17.

General and administrative: G&A was $1.3 million in fiscal 3Q versus $1 million a year ago. This increase year-over-year was due to a number of items, including higher costs associated with finishing some of the bigger components of our 10x project as well as higher expenses associated with our plans to expand some facilities so we have room for the Success Team and some of the strategic initiatives that we've been pursuing. Nevertheless, general and administrative should be flat as a percentage of revenue in fiscal '18 versus fiscal '17.

With regards to cash flow and liquidity, we ended the fiscal third quarter with nearly $15 million in total cash, which was flat with fiscal 2Q despite redeeming $1 million worth of our preferred equity. We continue to generate significant amounts of cash, and we will continue to grow our cash balance. We believe this is a key measure by which our customers evaluate our strength when considering us for increasingly large and increasingly mission-critical engagements, which is a trend we're seeing and something Randy will talk about more.

I'll now turn it over to Randy for a more qualitative review.

Randall Fields:

Todd, thank you. I want to actually begin today, we're going to go big picture down to micro, so I can attach what it is that we're doing here, within the quarter and ongoing, to what's happening in the world in which we're doing business. There's been two huge megatrends that have emerged that have had a profound impact on the grocery business. The first of those is one you certainly know about, which is the increased social attention on food safety, the resulting regulatory mandates of the Food Safety Modernization Act. What that's really done is to increase the risk profile in the industry as a whole. Everybody is concerned about it.

The second is the accelerating disruption from Amazon. That's forcing the industry to think about technology differently than ever before and to adopt technology more rapidly than they ever have before. Mercifully, we're a major beneficiary of both of these megatrends. First, because our solution successfully offset the negative impact of these trends but secondly, maybe at a more base level, there's an increased sense of urgency in the industry to adopt solutions such as ours, not because of just ROI but frankly, because it's increasingly a means to survival.

What's the evidence, you might ask, about this set of assumptions and assertions? Well, last year, as a result of the first megatrend or increased concerns about food safety, we saw a dramatic acceleration in the adoption of ReposiTrak's compliance solution. This year, as a result of the second megatrend, the Amazon, we're seeing an even faster adoption for MarketPlace relative to its stage of development and, in fact, please note, even compared to how ReposiTrak compliance started out years ago.

Admittedly getting our customers' provisioned for these services because of the sheer number of connections we're adding to the network, is causing some near-term variability in our results. But to be clear, building out the scale of our network and in the process, delivering on the promise of success for our customers is prima facie job one, with regard to the ultimate goal of creating Shareholder value. Let me give you some metrics that support the assertion. In our compliance business, total connections are up 50% year-over-year, 50% year-over-year, to more than 50,000 connections between all of the participants in the network. But at the same time, and this is perhaps much more important, compliance levels at the same time that the network got 50% larger, compliance levels, which is the metric that our customers use to measure how we're doing on their behalf, is up 18% year-over-year.

I'm incredibly proud of the team, as you can imagine, because even though we've gotten larger and larger, our customers' success has gotten better and better. Rarely do you see that happening, greater size but much greater performance on behalf of our success with our customer set. In addition, the time that it takes us to get a new HUB online and compliant has dropped more than 50% in just the last two years. We're getting better and better, bigger and bigger and, strangely enough, faster and faster at achieving results on behalf of our customers.

Our ability to grow scale and successfully execute it is not limited, though, just to our compliance offering. Now that we have this converged network that we talk about a lot, you will begin to see us measure the total connections that we have across the network, meaning in all three of our buckets of activities.

We now have nearly 250,000 connections with our customers that exist inside the network as a whole. That number is up nearly 20% year-over-year and obviously, suggests that we're adding to all of our activities. Going forward, our emphasis will increasingly be on the growth of the scale of the entire network, not any one of the segments, in particular. We're now actually, as long as we're talking about MarketPlace, we're seeing that kind of rapid scaling taking place. As Todd highlighted, we now have more than 700 suppliers registered, about 100,000 SKUs in the MarketPlace, and clearly this is just the beginning.

We recognize that so far in MarketPlace, our efforts are not immediately rewarded with revenue, but we also know that we're laying the foundation for a very interesting future. Obviously, the question would be why is this happening? Well, first, scale begets scale. We're increasingly seeing what you would know as the network effect. We are seeing more and more, if you will, compliance HUBs, that part of ReposiTrak, coming to us because they know that we are the largest network of its kind. That means that they know that we already have a significant share of their suppliers in our network and those suppliers have become compliant with other HUBs, and as a result, they have confidence that we can be effective, rapidly with them.

We're also seeing interestingly larger supply chain deals on the same basis, meaning that they see the scale of our network, and we're seeing more multiservice deals. We think that's happening because of the unique capability of this converged platform but, most importantly, it's our proven ability to execute at scale. If you're a large company, one of your biggest fears is, if you do business with a smaller company, can they actually execute against your scale problems? We've demonstrated that over and over again.

But secondly, MarketPlace is changing the sales dynamic for our services, and we're adjusting to that. As Todd mentioned, I think of it as going from a fear orientation to greed, or from mandate to desire, as Todd would say. It's beginning to be, MarketPlace that is, its own driver of scale for our network and clearly that's exciting. We must, and will remain very well focused on driving the MarketPlace opportunity for us. The focus going forward is on driving the scale of the network from 250,000 connections today to 0.5 million in the foreseeable future, and then 1 million.

But importantly, at the same time, we're focused not just on the scale of the network, but we want deeper relationships with our customers, and we want our customers to experience the same trends we've seen recently, which is deeper and deeper appreciation of the success that we've had with them in terms of how they measure us. MarketPlace becomes a key part of this initiative, because not only is it helping to drive scale, but increasingly, suppliers want to be involved, and I'll show you why in a moment. At the same time, it does require suppliers to give us information about their business that frankly makes it easier and more rational for them to use additional of our services. That makes it a pretty cool business model.

Let’s talk about some of the activities during the quarter. In terms of MarketPlace during the quarter, we certainly proved the value of MarketPlace to our retail and wholesale HUBs. We successfully launched it, as Todd mentioned, across hundreds of locations at one of the largest retailers in the country, you could also say, the world. But secondly, and this is the most important point, we proved the value of MarketPlace to the suppliers on the network by driving incremental business to them. I love anecdotes as we call them.

Let me share—I'll do three, I think, amazing supplier anecdotes. These are, by the way, direct quotes. You'll be seeing more of these quotes in the near future. These are actual quotes from actual customers. Quote one: "This business model excites me. In the first two weeks, we experienced 80% growth in sales to this customer over the previous year. MarketPlace gives us a new avenue to reach retailers to help them capitalize on our seasonal product offering, and it expands demand against our product line. I see MarketPlace as a key enabler of our growth."

Second supplier: "Our experience with the MarketPlace has led to better access and deeper engagement with buyers and incremental sales in new store locations. In only four months, we've experienced nearly 300% sales growth and the technology combined with the relationship and support of ReposiTrak has far exceeded our expectations."

The third and final: "This program is ramping up quickly, and we're very pleased with the results. We're up to 30,000 units in sales. So it's a phenomenal success. We see amazing potential for growth, and we hope to be one of the first suppliers you think of when you meet with new retail buyers."

If one wonders whether or not MarketPlace ultimately will work, I just gave you about all the evidence that you need. If we can drive the revenues of the participants in MarketPlace, we have it nailed. These are clear examples that demonstrate by solving, initially, the retailers' problem, then driving revenue to the suppliers, and it makes the whole idea of our converged platform more attractive to both retailers and suppliers. Now, what's significant is that we had to prove to ourselves that we could execute operationally in this new area of business. It's brand-new to us.

It creates some, let's call them, operational challenges. They are different than ReposiTrak, they are different than supply chain. The truth is, I'm terribly proud of the team for having gone, in the course of this year, to 700 suppliers, 100,000 SKUs, and you can probably figure out that was a Herculean task to get accomplished. But the team did it, and it's really amazing. That means that over the last 12 months, we have executed upon tens of thousands of connections, not just in compliance but across all of the areas of our business including MarketPlace, all at the same time. While we were doing that all by the way, our metric of success, the quality of the result we've been able to deliver to our customers has simultaneously improved. I keep saying it, but it's true. We're getting bigger and bigger, better and better and faster and faster, all at the same time.

With MarketPlace quickly becoming a success, we expect to see it scale dramatically in the coming quarters. We've done the legwork to develop a very deep pipeline for this new area of our business, and we're seeing what Todd calls a virtuous circle. As we add more suppliers to MarketPlace, more buyers want to be in. As we add more buyers to MarketPlace, it's driving up the sales of suppliers in MarketPlace and then even more suppliers want to be in, and so on and so forth. It's too early to give you a size of the addressable market for this, although we're confident that it's a very large opportunity. From what we've seen from the discussion with just a handful of prospects, we can imagine the opportunity to double our existing revenue base in working with them in just a few categories to do that.

Okay, back to compliance. MarketPlace wasn't the only thing that happened during the quarter. We turned our focus to growing the scale of the compliance network, that part of ReposiTrak, increasing the scope of our compliance offer. Now that we've gained critical mass in retail and wholesale HUBs, we're getting more aggressive with our, what we call, supplier HUB offering. As a result, we expect to see a dramatic acceleration in supplier HUB growth in fiscal 2019. It's already begun. There is a plan that we will be executing, that we think will drive a significant number of supplier HUBs into our network over the next several years. Our goal is to get at least 1,500 supplier HUBs as part of the network, which could translate into 50,000 to 70,000 additional connections in the course of the next few years. That in turn, will create even more network effect and allow us to grow the network more rapidly as we continue.

We also recently launched a major rebranding initiative to reflect the changes in how we go to market. You notice that ReposiTrak used to refer to our compliance offering. Well, all of our products now exist under the ReposiTrak umbrella, if you will. We've updated the ReposiTrak.com website, which highlights our converged suite of applications. Now, it, in fact, encompasses compliance, supply chain and MarketPlace. We're beginning to make it clear to our customers that our services are available on a single technology platform, with a single user interface for suppliers across all of our applications, with a single source of data for all trading relationships and, importantly, a single point of sales and service contact inside our business.

We also announced during the quarter our first international partnership. We announced a strategic initiative a couple of quarters ago and the fruits of that are now beginning to show up. We would anticipate having other additional international partnerships over the course of the next year or two.

I want to conclude by talking a little bit about our outlook. Obviously, I'm more excited than at any point in our history about the outlook. But let me see if I can explain why. Over the last several years, we've had to simultaneously, one, expand our suite of applications and platform. Remember, a few years ago, we were a supply chain Company. We went from a supply chain Company only to supply chain plus compliance management. Now it's supply chain, compliance management and, importantly, very importantly, the MarketPlace. We had to do all of that, we had to build the infrastructure for scaling the network in its entirety, bring on an entirely new sales organization, which we now call the Success Team, and at the same time focus on delivering an increasingly better customer success and experience; a lot.

Now, as we look out over the next several years, a piece of our optimism is based on the fact that much of the heavy lifting is now behind us, and most of our focus and energy will be focused on growing the scale of the network and continuing our already terrific legacy of customer success. Near term, we have several large opportunities in our pipeline that give us confidence that from a revenue perspective, you'll see a reacceleration beginning in the current quarter. Certainly, while the financial performance the past few years has been a bit variable, quarterly performance isn't a determinant of our success.

Most importantly, over the year—over the last year, we have added thousands of new customers, and more importantly, all of our customers are experiencing a continuously improving success with our services. We are getting better as we're getting bigger. Our customers can see it. The metrics that are going to drive our success going forward are the underlying growth in scale and scope of our network, the growth of which has clearly been tremendous, and the ability to commercialize our converged platform strategy, while delivering continuously on this promise of customer success through excellent execution.

I couldn't be more thrilled about how we're positioned to help our customers respond to these megatrends that we mentioned, and everybody in the grocery industry is increasingly focused on how they will cope. As I've said on perhaps every conference call we've had, our customer success is the most important factor to creating Shareholder value, and we're certainly demonstrating that. Okay, some questions.

Operator:

If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that's star, one to ask a question.

Our first question will come from Tom Forte of D. A. Davidson.

Thomas Forte:

Great, thanks for taking the time to give us all the details on the ramp of MarketPlace. The question I had was how should we think about monetization, your ability to monetize all three products and your ability to focus on one while also monetizing the other two. Thanks.

Randall Fields:

Good, thank you. It was a little unclear, Tom, so let me make sure I understood the question, and I'll answer what I think you said and if I didn't, just reel me back in. To a certain extent, because we have a single point of focus with a customer, one sales organization that maintains our relationships with each of our customers, there's the appearance, at any moment in time that we are, if you will, single threaded. The truth is that our customers want us to sequence them through our product set each time as they become successful and settled in.

It would be no different than in the securities business if you had three or four people from the same firm calling on the same customer. It's annoying and it doesn't lead to more success. We have a funnel, if you will, where individual owners of the accounts are responsible for moving customers from one activity to another. That's point one.

The point two on the MarketPlace, there are several ways that we see to monetize it. At this point, we want market share, utilization and success, and over the intermediate term, we think we will be able to share in incremental sales, one way or another, from the success of suppliers. In other words, if somebody is coming into the MarketPlace and they are able to sell more, we will have a participation in one form or another, in those increased sales. That will help us monetize, and we think there's several other ways to monetize that.

But importantly, because it brings people into the whole of the network, in the longer term, what happens is that when somebody becomes a user of MarketPlace, if that's their point of entry into our world, then we've got opportunities to sell them supply chain and, ultimately, to sell them on compliance capabilities as well. The bigger the network, the more self-reinforcing each of the pieces becomes, and obviously, over time, as our sales force gets deeper and deeper into the customer relationships they're building, it will get easier and easier with time to sell more and more of the range of our products. We are lucky we are a Company that has a profitable core.

We know we are making investments in MarketPlace but the success tells us that we're doing the right thing, and pretty quickly, you will see us monetizing MarketPlace from both our revenue and, ultimately, our profitability. In the long run, I want to be clear, we think that MarketPlace is ultimately a somewhat lower-margin business than the rest of our core business, but ultimately, could be much higher volume. It will be very accretive, if you will, to our dollars of earnings. Is that helpful? Is that the question you were asking?

Thomas Forte:

Yes, thank you, Randy.

Randall Fields:

You bet.

Operator:

As a reminder, that's star, one to ask a question. Our next question today will come from Ananda Baruah of Loop Capital.

Ananda Baruah:

Hey, good afternoon, guys. Congratulations on the MarketPlace event. It's actually pretty impressive, and it continues to surprise. Congrats on that. I have a few, if I could. I guess, the first one is, Randy, you made mention of the expectation for MarketPlace to scale, I think you said dramatically, in coming quarters. You had given some metrics during the call as well from 250,000, I think you said, it's a 500,000 sort of intermediate-term, I’m paraphrasing here, and then you made mention of 1 million. I guess, can you put some context around the scaling dramatically remark, then I have a couple of follow-ups. Thanks.

Randall Fields:

Ananda, real quick, just to make some clarity here. What we were referring to at 250,000 was the total connections across all of our platform for all of our services. The metrics we put forth for MarketPlace were 700 now suppliers in MarketPlace but I think the real impressive one is about the 100,000 SKU. Here's what we're saying, from an increasingly—a metric that others will start to follow, is how many connections across the whole of the MarketPlace. Less and less will we talk about individual pieces, because as we're seeing more people are participating across the network, and it is the whole of the network that seems to interest our pipeline, companies in our pipeline. What we're saying is, today, we have 250,000 connections in the whole of the network. Within three years, I want to be at 500,000 connections, and within five years, over 1 million connections.

We see a road there and it requires all three of our activities to grow markedly, and to be self-reinforcing. But we see no reason that we can't get from there—get there from here. In terms of the scaling of MarketPlace, it caught us—and I think I've been candid about this—we anticipated a particular way that people would use MarketPlace, and we were fully prepared for it. But as it turns out, people had different uses in mind, and so we've been, in a sense, sort of we've been pleasantly surprised that the use of MarketPlace is greater than we imagined, more varied than we imagined, and is more appealing than we imagined, all of those things simultaneously.

Even when we are doing, I want to be careful how I say this—no, I won't be careful, I’ll just say it because that's sort of the way I am. It used to be that we would present the Company in the order of product that we thought they would want. Meaning, if somebody said tell us about Park City Group ReposiTrak, we would say, "Well, first, we do compliance management, and then we do supply chain and then, oh by the way, if you need to replace some suppliers, we also have this thing called MarketPlace." In the last number of presentations in the last few months, virtually everyone that we've presented to, got to the MarketPlace and went, "Oh my God, that's transformative. Yes." In other words, we've sort of—we've had to reorient much of our thinking about the attractiveness of MarketPlace, and we're still trying to adjust to it.

It's a really interesting deal. It has lots of applicability. You're going to see it scale in terms of revenue, et cetera. We said it would be significant in 2019. Now we're saying it's going to make an important contribution in the fourth quarter of 2018. Clearly, our time lines are moving up. We're still responding to how to adjust to this change.

It caught us by surprise. I mean there's nothing else to say in the current quarter, last quarter, it's fair to say, I'm looking at two people from accounting. People in accounting have been obsessed with how to react to it, people in service—everybody in the Company somehow, someway has been focused on, wait a minute, this is not exactly how we expected it to unfold. What's the right way? How do we get the process right? How do we get technology, et cetera? So it was pretty significant and it definitely impacted us. It's going to be pretty intriguing going forward. If our customers are correct, the way they will use this will end up being quite different than we originally imagined, but it will be salutary for our revenue. We are really solving a problem, I mean, seriously solving a problem for the industry.

Ananda Baruah:

That's great answer. Yes, that's fantastic and it actually speaks right to the heart of the next question but I appreciate it. I guess, just to follow on that, I believe that there was a comment that you expect to get back into your target range in coming quarters and maybe even the next quarter. Can you clarify that? Then, just sort of remind us what the target range is and what should we think of as a target range?

Randall Fields:

Yes, I mean, I think that—and this is one man's view, of course. The most important thing in our business is our customers, clearly, and there's nobody has ever listened to one of these calls that hasn't heard us say that at least three or four times on every call. Our customers have pulled us in a particular set of directions involving MarketPlace, supply chain, et cetera, in terms of making connections with us. We've been satisfying those demands. That's how we grew 20% in connections year-over-year from a 200,000 base. What we want now to see, just like everybody else, now we want to see our revenue catch up with that, and we have enough large deals in the pipeline that, in the course of the next few months, you'll hopefully see some announcements that, if they will allow us to publish them, of some relatively large supply chain deals, MarketPlace deals and compliance deals.

We feel pretty good about the revenue outlook from where we are as well as, more importantly, in the long run, just the growth and scale of all three pieces of the business across the network. Our target is still—our target hasn't really changed. Year-to-year, we want to see 25% to 35% top line and much of that come down as bottom line. We have also said we will have years above that and we have years that potentially could be below that. MarketPlace may, may—I want to say may 12 times here, but I won't bore you with it—may give us a little bit more upside than we would've otherwise thought we could execute at the same time that we drive the customer success result.

Remember, the constraint here is the quality of the result we deliver for the customer. If I were listening to this call, the most important number Randy gave was an 18% improvement in compliance rate. At the same time, we increased the size of that network by 50%. Getting bigger, getting better and going faster, that's what everybody should be watching. The gate is to make sure that we keep getting better and that lets us get bigger, faster.

Ananda Baruah:

Thanks, Randy, thanks so much.

Randall Fields:

You bet.

Operator:

Our next question will come from Herb Buchninder of Stifel.

Herb Buchninder:

Hi, Randy. I've got two questions. Can you hear me?

Randall Fields:

Yes, we can hear you.

Herb Buchninder:

Okay, because I'm on a speakerphone. But do you need more people in your organization to handle all this because your first comment was that it sounds like you had to take people off maybe your basic compliance business to focus on MarketPlace. I'm not sure how you're going to handle all this if it works out the way you want it to work out. Are you adding more people and specifically what people do you need?

The second question is, if you're going to get some revenue in the fourth quarter from MarketPlace, I need you to explain how you're going to get it. To me, the obvious thing is if a transaction occurs, you can get a fee, but I don't understand how you can actually get something based upon the revenue of that transaction. I don't know how you could even know what the revenue would ultimately be unless you can really control it. Those are two questions, I guess.

Randall Fields:

Okay, two good questions. We continue to add people at the point of customer contact, which is where we need them. It really wasn't a case of we didn't have enough people. It's that, you cannot—it's hard well—but I mean, I'm speaking to somebody from (inaudible). You don't want multiple people calling on the same customer. You really want a point of contact and the truth is, we had to get to all of our suppliers, get them in the network, help them get on boarded. It was just the change in emphasis in the middle of an environment where the demand for one of the products that we had was much greater than we anticipated. It was a stroke of—I think we'll ultimately see it was a stroke of good luck.

We listen to the market, we listen to our customers, and we shifted what people were doing to accommodate them. But we continue to add to that activity, meaning more people in that particular function. But it's also critically important, Herb, that when we bring them in, that they're well trained, they're well seasoned. But the team is incredible. They're really good, and we do not feel constrained on bringing people in. There's no sense of constraint on that. We bring in what's perceived to be needed.

Todd Mitchell:

Also, Herb, if I could sort of elaborate on what Randy is saying, look, if you look at what we've been doing over the last year, we've converged our product set, and we bought these three sort of application sets online on a single platform. Now, we've always had the same technology backbone, right? But what we've done is we put them on—and we always had the same technology backbone and largely the same customer base. But now they're on a single user interface, single source of data, single sales relationship.

As we brought that online, what we've done is essentially taken the supply chain business and built MarketPlace on top of the ReposiTrak compliance infrastructure. We've taken those groups of individuals and, essentially, every two quarters, said, here's a new product set for you to manage. Same customer, same user interface, but a more complex span of control. We've really had to create the ideal Success Team member. That's been—that's a tremendous learning experience for us and for them. Once we get that right, once we get that span of control right, then we'll start cloning them. But we really have to get the activity set right before you just throw bodies at it.

Herb Buchninder:

Okay, thanks.

Randall Fields:

But it's moving along, okay, and the answer to your second question is, we believe the fees can be fees that are percentages of sales. We don't just say it's $1 per transaction. We're not going to be the E*TRADE of the business. We will be somebody that says, we want 5% or 10% of the sales. The higher the sales, the more money we will make. There's certainly some very interesting opportunities. The buyers are approaching us from a variety of perspectives too. We're trying to put together how the buyers want to buy and how the sellers want to sell. Again, somewhat surprising to us but, oh, my God, have we responded. The interest is far higher, and we just need to execute brilliantly. We are no...

Herb Buchninder:

I can't imagine how the initial contact—you would know how much sales are going to be generated. Don't they have to ultimately get together one-on-one and talk to each other to determine what's the kind of business like?

Randall Fields:

No, no. Oh, good, that's the best question I've had in a while. It's actually—think of this as, it looks like Amazon. The orders are placed inside the system. We see every dollar of order. We track the whole damn deal, that's our strength.

Herb Buchninder:

Yes, that answers the question.

Todd Mitchell:

How do we know it's going to grow next quarter? We have a request to get a gathering of suppliers for a group of product for a retailer that has a significant interest. We don't know exactly what they're going to buy, but they're eager to buy.

Randall Fields:

I didn't explain it very well, Herb, so I'm going to hitchhike on your question, but we see the transactions. We watch it. We fulfill it. I mean, we know everything end-to-end. But here's what's happened. This initial retailer that works with us to try this idea, initially, just one idea that we executed, now has four different programs by the end of June that will be up and running within the MarketPlace. They love it. They keep going, oh my God, here's another idea. In fact, they're doing—one of these just boggled me. There's something going on in Omaha, Nebraska. I don't even know what it is. That's not too far from you. I think it's like the World Series of something.

Todd Mitchell:

Some weird sport event.

Herb Buchninder:

Yes, the College World Series is in Omaha.

Todd Mitchell:

Yes.

Randall Fields:

Is that baseball?

Herb Buchninder:

Yes, college baseball, right, baseball.

Randall Fields:

Okay, got it, okay. Well, so how about this? This company came to us, the same company that's using it, said, wait a minute, could we target our Omaha stores and just have merchandise that would appeal to whoever goes to whatever that is. We said, yes, yes. They're doing it. They are beginning to learn to use the tool in a way that drives their revenue, the suppliers' revenue, and thank you very much, our revenue. But we see the whole flow. That's the beauty of what we really do is, you're right, we see the whole thing. It's not hard to put ourselves in the middle of the flow.

Todd Mitchell:

But you see what this use case is, right? It's a database of compliant suppliers that corporate can pre-approve and then let local store managers have the freedom to order specifically for their market where they have the intelligence for their market. It's resolving this age-old tension between the centralization and scale of these large retailers and the effectiveness of local Management.

Randall Fields:

It's pretty—when we run the idea by people, Herb, people just go, oh my God, I hadn't thought there was a solution to that. Because you can imagine, if you were in the headquarters of this retail company, how do you know that there is the World Series of whatever it was—of college baseball in Omaha, Nebraska, how did you know that? We've turned that whole problem on its head and we're solving it locally and to the credit of our amazing development staff—I mean, my God, the customers just love this.

Herb Buchninder:

But how are you going to figure out what's a fair amount to receive on a transaction? These are—it's a very low-margin business, the supermarket business. Do you have to negotiate each individual deal or you're going to have a set schedule, a set fee schedule based upon the value of the transaction.

Randall Fields:

We don't know.

Herb Buchninder:

But don't you need to know that if the business is starting up right now?

Randall Fields:

Well, what you do is you do price exploration to find it. But what we're finding, really, is this, and it's intriguing: these are incremental sales to everybody. We're in the incremental sales business. Your margins are higher on incremental sales than they are on the other sales. Without us, you wouldn't get the sale. People are willing to pay more than you would think, and we're still exploring how it should work itself out.

Herb Buchninder:

Okay. Well, let us know how you do it when you do it, when you do it.

Randall Fields:

We will. Herb, thank you. There were a couple of other questions. One question was, how are we coming with our blockchain effort in tracking and tracing? We're doing 200 companies out there. We're doing the preliminary work to figure out how it might work, what it might do and does it do anything at a—some higher benefit than the way we do it today. We're really still in the early developmental stages of exploring it and understanding it, et cetera. As you will, I promise, start reading over the next year, a lot of the people experimenting this stuff are doing—it's experimental. We're in that experimental stage, for sure. Then the question is where do we see the Company in two to three years? Much bigger, much more profitable with a much larger network is probably the simplest explanation.

I wish I could be more definitive than that, but all the pieces are now working. In the first time in memory, several significant retailers have come to us in the last few months saying, we have checked in the market and you guys—in fact I'm going to–let me tell you another story, I'm sorry. A retailer in the industry, well-known, 150 stores, called us a few months ago, and said, we'd like to talk to you because we're trying to get our supply chain compliant, and we went out and hired some people and we're doing what we thought you did. We call and we do everything to get people compliant and after more than a year of effort, we're throwing our hands up and crying uncle. We can't do it. We've checked around, you are the biggest network. Many of our suppliers already know you, and they know how to use your system, and want to get on it with us.

We've reached the point where the scale of our network is making us more attractive to others who want to be part of that kind of a network. That's a first for us. We're finally there. All the hard work is now beginning in and of itself to create that network effect. As people experience MarketPlace—it won't happen in the next six months, but over the course of the next several years, people in MarketPlace will opt to use compliance and opt to use our supply chain applications because it's the biggest and the best.

We're just about to that tipping point, and maybe we are already in compliance, where the scale of what we do is such that it, in and of itself, will attract new users to it. I think that's it.

Todd Mitchell:

Bethany?

Operator:

Ladies and gentlemen, this does conclude today's conference. We thank you for your participation. You may now disconnect.